Exhibit 99.1

CA Technologies Reports Second Quarter Fiscal Year 2018 Results

  Reaffirming Full Year Guidance
  Second Quarter Revenue of $1,034 Million
  Second Quarter GAAP EPS of $0.44
  Second Quarter Non-GAAP EPS of $0.62
  Second Quarter Cash Flow From Operations of $37 Million

NEW YORK--(BUSINESS WIRE)--October 25, 2017--CA Technologies (NASDAQ:CA) today reported financial results for its second quarter fiscal 2018, which ended September 30, 2017.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

"I am pleased with the healthy operating margin and strong cash flow from operations growth we delivered in our second fiscal quarter. Our products continue to earn positive recognition from third-party industry analysts, and I believe we are well positioned in important markets. At the same time, there are areas of our business where we still need to improve. We are taking steps to drive more consistent performance. Looking ahead, I am optimistic about our ability to deliver long-term growth and profitability at CA.”

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Second Quarter FY18 vs. FY17
	FY18	FY17	% Change	% Change CC*
Revenue	$1,034	$1,018	2%	1%
GAAP Net Income	$184	$212	(13)%	(11)%
Non-GAAP Net Income*	$263	$283	(7)%	(6)%
GAAP Diluted EPS	$0.44	$0.50	(12)%	(10)%
Non-GAAP Diluted EPS*	$0.62	$0.67	(7)%	(6)%
Cash Flow provided by (used in) Operations	$37	($53)	170%	154%
* Non-GAAP income, Non-GAAP earnings per share and CC or Constant Currency are non-GAAP financial measures, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

REVENUE AND BOOKINGS

(dollars in millions)	Second Quarter FY18 vs. FY17
	FY18	% of Total	FY17	% of Total	% Change	% Change CC*
North America Revenue	$692	67%	$690	68%	0%	0%
International Revenue	$342	33%	$328	32%	4%	2%
Total Revenue	$1,034		$1,018		2%	1%

North America Bookings	$477	66%	$479	66%	0%	0%
International Bookings	$243	34%	$250	34%	(3)%	(6)%
Total Bookings	$720		$729		(1)%	(2)%

Current Revenue Backlog	$3,163		$2,945		7%	6%
Total Revenue Backlog	$7,013		$6,858		2%	1%
*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Total revenue increased primarily due to an increase in software fees and other revenue. Our fourth quarter fiscal 2017 acquisitions of Automic Holding GmbH (Automic) and Veracode, Inc. (Veracode) contributed approximately 5 points of revenue growth for the quarter.
  Total bookings decreased primarily due to a decline in renewal bookings. Excluding our Automic and Veracode acquisitions, total bookings decreased by a percentage in the low teens.
  The Company executed a total of 9 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $175 million. During the second quarter of fiscal 2017, the Company executed a total of 11 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $209 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 2.79 years, compared with 2.99 years for the same period in fiscal 2017.
EXPENSES, MARGIN AND EARNINGS PER SHARE

(dollars in millions)	Second Quarter FY18 vs. FY17
	FY18	FY17	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$752	$698	8%	6%
Operating Income Before Interest and Income Taxes	$282	$320	(12)%	(10)%
Diluted EPS	$0.44	$0.50	(12)%	(10)%
Operating Margin	27%	31%
Effective Tax Rate	28.7%	30.7%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$642	$608	6%	4%
Operating Income Before Interest and Income Taxes	$392	$410	(4)%	(4)%
Diluted EPS	$0.62	$0.67	(7)%	(6)%
Operating Margin	38%	40%
Effective Tax Rate	28.5%	28.5%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.
**CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  GAAP and non-GAAP operating expenses increased primarily due to costs from our Automic and Veracode acquisitions, which were mainly personnel-related, partially offset by decreases in non-acquisition-related costs, which included legal settlements and personnel-related, commission and promotion costs.
  GAAP operating expenses were also affected by higher amortization expenses of purchased software and other intangible assets.
  GAAP and non-GAAP EPS were negatively impacted by $0.03 from our acquisitions and $0.02 from an increase in interest expense.

SELECTED HIGHLIGHTS FROM THE QUARTER

  CA Technologies (Automic) was named a Leader in the 2017 Gartner Magic Quadrant for Application Release Automation. (1)
  CA Technologies was named a Leader in The Forrester Wave™ Continuous Delivery and Release Automation, Q3 2017. (2)
  CA Technologies was named a Leader in the IDC MarketScape: Worldwide Agile PPM 2017 Vendor Assessment.(3)
  CA Technologies was named an Overall Leader in KuppingerCole’s Leadership Compass report: Identity as a Service: Single Sign-On in the Cloud. (4)
SEGMENT INFORMATION

(dollars in millions)	Second Quarter FY18 vs. FY17
	Revenue		% Change	% Change CC*	Operating Margin
	FY18	FY17			FY18	FY17
Mainframe Solutions	$539	$550	(2)%	(3)%	65%	62%
Enterprise Solutions	$420	$393	7%	6%	10%	18%
Services	$75	$75	0%	0%	1%	3%
*CC or Constant Currency is a non-GAAP financial measure, as noted in "Non-GAAP Financial Measures" below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

  Mainframe Solutions revenue declined primarily due to insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals. Mainframe Solutions operating margin increased primarily due to lower expenses as a result of the Mainframe Solutions portion of the litigation settlement costs incurred in the second quarter of fiscal 2017.
  Enterprise Solutions revenue increased due to revenue generated from our Automic and Veracode acquisitions which contributed approximately 12 points of revenue growth for the quarter. Enterprise Solutions operating margin decreased primarily due to costs associated with our Automic and Veracode acquisitions, which were mainly personnel-related.
  Services revenue was consistent primarily due to professional services revenue generated from our Automic and Veracode acquisitions, offset by a decline in non-acquisition-related professional services engagements. Operating margin for Services was generally consistent compared with the year-ago period.

CASH FLOW FROM OPERATIONS

  Cash flow provided by operations for the second quarter of fiscal 2018 was $37 million, versus cash flow used in operations of $53 million in the year-ago period. Cash flow from operations increased compared with the year-ago period due to an increase in cash collections from billings, which included higher single installment collections, and lower cash tax payments.

CAPITAL STRUCTURE

  Cash and cash equivalents at September 30, 2017 were $2.822 billion.
  With $2.785 billion in total debt outstanding and $137 million in notional pooling, the Company’s net debt position was $100 million.
  Approximately 66% of the Company’s cash and cash equivalents were held by foreign subsidiaries outside the United States at September 30, 2017.
  In the second quarter of fiscal 2018, the Company repurchased 2.8 million shares of its common stock for $90 million.
  As of September 30, 2017, the Company was authorized to purchase $560 million of its common stock under its current stock repurchase program.
  The Company distributed $108 million in dividends to stockholders during the second quarter of fiscal 2018.
  The Company’s outstanding share count at September 30, 2017 was approximately 414 million.

OUTLOOK FOR FISCAL YEAR 2018

The Company reaffirmed its fiscal 2018 outlook as described below. This guidance assumes no material acquisitions, and contains "forward-looking statements" (as defined below).

The Company expects the following:*

  Total revenue to increase approximately 5 percent as reported and approximately 4 percent in constant currency. Previous guidance was to increase approximately 4 percent as reported and in constant currency. At September 30, 2017 exchange rates, this translates to reported revenue of $4.22 billion to $4.25 billion.
  Full-year GAAP operating margin between 26 percent and 27 percent. Full year non-GAAP operating margin between 36 percent and 37 percent. The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent.
  GAAP diluted earnings per share to decrease in a range of 8 percent to 5 percent as reported and in constant currency. At September 30, 2017 exchange rates, this translates to reported GAAP diluted earnings per share of $1.70 to $1.76.
  Non-GAAP diluted earnings per share to decrease in a range of 2 percent to flat as reported and in constant currency. At September 30, 2017 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.42 to $2.48.
  Approximately 412 million shares outstanding at fiscal 2018 year-end and weighted average diluted shares outstanding of approximately 415 million for fiscal 2018.
  Cash flow to increase in a range of 2 percent to 6 percent as reported and flat to 4 percent in constant currency. Previous guidance was to increase in a range of 1 percent to 5 percent as reported and flat to 4 percent in constant currency. At September 30, 2017 exchange rates, this translates to reported cash flow from operations of $1.10 billion to $1.15 billion.
*In the outlook section, certain non-material differences between growth rates and translated dollar amounts may arise from impact of rounding.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited second quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1)	Gartner Magic Quadrant for Application Release Automation, by Colin Fletcher and Laurie F. Wurster, September 27, 2017

The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Quarterly Report) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(2)	Forrester Research, The Forrester Wave™: Continuous Delivery And Release Automation, Q3 2017, by Stroud, Gardner, et al., August 30, 2017

(3)	IDC MarketScape: Worldwide Agile PPM 2017 Vendor Assessment - Enabling Adaptive Planning for Emerging Markets, DevOps, and IoT, July 2017, IDC #US40913616

About IDC MarketScape: IDC MarketScape vendor analysis model is designed to provide an overview of the competitive fitness of ICT (information and communications technology) suppliers in a given market. The research methodology utilizes a rigorous scoring methodology based on both qualitative and quantitative criteria that results in a single graphical illustration of each vendor’s position within a given market. IDC MarketScape provides a clear framework in which the product and service offerings, capabilities and strategies, and current and future market success factors of IT and telecommunications vendors can be meaningfully compared. The framework also provides technology buyers with a 360-degree assessment of the strengths and weaknesses of current and prospective vendors.

(4)	KuppingerCole Leadership Compass: Identity as a Service: Single Sign-On to the Cloud (IDaaS SSO), June 2017

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, net income, and diluted earnings per share exclude the following items: non-cash amortization of purchased software, internally developed software and other intangible assets; share-based compensation expense; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. Non-GAAP adjusted cash flow from operations excludes payments associated with the Board-approved rebalancing initiative, restructuring and other payments. Non-GAAP free cash flow excludes purchases of property and equipment. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2017, March 31, 2016 and March 31, 2015, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends by the Company is subject to the determination of the Company’s Board of Directors, in its sole discretion, after considering various factors, including the Company’s financial condition, historical and forecasted operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company’s practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company’s stock repurchase program may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion.

Certain statements in this news release (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company’s business strategy by, among other things, ensuring that any new offerings address the needs of a rapidly changing market while not adversely affecting the demand for the Company’s traditional products or the Company’s profitability to an extent greater than anticipated, enabling the Company’s sales force to accelerate growth of sales to new customers and expand sales with existing customers, including sales outside of the Company’s renewal cycle and to a broadening set of purchasers outside of traditional information technology operations (with such growth and expansion at levels sufficient to offset any decline in revenue and/or sales in the Company’s Mainframe Solutions segment and in certain mature product lines in the Company’s Enterprise Solutions segment), effectively managing the strategic shift in the Company’s business model to develop more easily installed software, provide additional Software-as-a-Service offerings and refocus the Company’s professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company’s financial performance to an extent greater than anticipated, and effectively managing the Company’s pricing and other go-to-market strategies, as well as improving the Company’s brand, technology and innovation awareness in the marketplace; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company’s products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company’s control and other business and legal risks associated with global operations; the failure to expand partner programs and sales of the Company’s solutions by the Company’s partners; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector; the ability to successfully integrate acquired companies and products into the Company’s existing business; risks associated with sales to government customers; breaches of the Company’s data center, network and software products, and the IT environments of the Company’s business partners and customers; the ability to adequately manage, evolve and protect the Company’s information systems, infrastructure and processes; the failure to renew license agreement transactions on a satisfactory basis; fluctuations in foreign exchange rates; changes in generally accepted accounting principles, which includes adoption of revenue recognition requirements under Accounting Standards Codification Topic 606; discovery of errors or omissions in the Company’s software products or documentation and potential product liability claims; the failure to protect the Company’s intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement and/or royalty payments; fluctuations in the number, terms and duration of the Company’s license agreements, as well as the timing of orders from customers and partners; potential tax liabilities; changes in market conditions or the Company’s credit ratings; events or circumstances that would require the Company to record an impairment charge relating to the Company’s goodwill or capitalized software and other intangible assets balances; successful and secure outsourcing of various functions to third parties; and other factors described more fully in the Company’s other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company’s assumptions prove incorrect, actual results may vary materially from the forward-looking information described herein as believed, planned, anticipated, expected, estimated, targeted or similarly identified. We do not intend to update these forward-looking statements, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2017 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Revenue:	2017	2016	2017	2016
Subscription and maintenance	$826	$824	$1,643	$1,650
Professional services	75	75	150	152
Software fees and other	133	119	266	215
Total revenue	$1,034	$1,018	$2,059	$2,017
Expenses:
Costs of licensing and maintenance	$73	$66	$144	$134
Cost of professional services	74	73	147	148
Amortization of capitalized software costs	67	59	137	125
Selling and marketing	244	235	490	477
General and administrative	97	84	204	172
Product development and enhancements	161	136	319	284
Depreciation and amortization of other intangible assets	27	18	53	38
Other expenses, net	9	27	20	27
Total expenses before interest and income taxes	$752	$698	$1,514	$1,405
Income before interest and income taxes	$282	$320	$545	$612
Interest expense, net	24	14	49	29
Income before income taxes	$258	$306	$496	$583
Income tax expense	74	94	134	173
Net income	$184	$212	$362	$410

Basic income per common share	$0.44	$0.50	$0.86	$0.98
Basic weighted average shares used in computation	415	414	415	414

Diluted income per common share	$0.44	$0.50	$0.86	$0.98
Diluted weighted average shares used in computation	416	415	416	415

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	September 30,	March 31,
	2017	2017
	(unaudited)
Cash and cash equivalents	$2,822	$2,771
Trade accounts receivable, net	457	764
Other current assets	178	198
Total current assets	$3,457	$3,733

Property and equipment, net	$230	$237
Goodwill	6,883	6,857
Capitalized software and other intangible assets, net	1,247	1,307
Deferred income taxes	336	327
Other noncurrent assets, net	160	149
Total assets	$12,313	$12,610

Current portion of long-term debt	$268	$18
Deferred revenue (billed or collected)	1,909	2,222
Other current liabilities	622	766
Total current liabilities	$2,799	$3,006

Long-term debt, net of current portion	$2,517	$2,773
Deferred income taxes	132	119
Deferred revenue (billed or collected)	708	794
Other noncurrent liabilities	222	229
Total liabilities	$6,378	$6,921

Common stock	$59	$59
Additional paid-in capital	3,687	3,702
Retained earnings	7,070	6,923
Accumulated other comprehensive loss	(351)	(483)
Treasury stock	(4,530)	(4,512)
Total stockholders’ equity	$5,935	$5,689
Total liabilities and stockholders’ equity	$12,313	$12,610

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	September 30,
	2017	2016
Operating activities:
Net income	$184	$212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94	77
Deferred income taxes	(28)	(14)
Provision for bad debts	-	1
Share-based compensation expense	29	25
Other non-cash items	1	2
Foreign currency transaction losses	8	1
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease (increase) in trade accounts receivable	9	(17)
Decrease in deferred revenue	(288)	(317)
Decrease in taxes payable, net	(2)	(44)
Increase in accounts payable, accrued expenses and other	16	11
Increase in accrued salaries, wages and commissions	21	18
Changes in other operating assets and liabilities, net	(7)	(8)
Net cash provided by (used in) operating activities	$37	$(53)
Investing activities:
Acquisitions of businesses, net of cash acquired, and purchased software	$(9)	$-
Purchases of property and equipment	(10)	(8)
Other investing activities	(1)	-
Net cash used in investing activities	$(20)	$(8)
Financing activities:
Dividends paid	$(108)	$(107)
Purchases of common stock	(90)	(50)
Notional pooling (repayments) borrowings, net	(13)	7
Debt repayments	(4)	-
Exercise of common stock options	4	12
Payments related to tax withholding for share-based compensation	(4)	(4)
Net cash used in financing activities	$(215)	$(142)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	$48	$12
Decrease in cash, cash equivalents and restricted cash	$(150)	$(191)
Cash, cash equivalents and restricted cash at beginning of period	$2,974	$2,777
Cash, cash equivalents and restricted cash at end of period	$2,824	$2,586

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended September 30, 2017				Six Months Ended September 30, 2017
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$539	$420	$75	$1,034	$1,075	$834	$150	$2,059
Expenses (3)	188	380	74	642	375	761	148	1,284
Segment profit	$351	$40	$1	$392	$700	$73	$2	$775
Segment operating margin	65%	10%	1%	38%	65%	9%	1%	38%

Segment profit				$392				$775
Less:
Purchased software amortization				58				116
Other intangibles amortization				10				20
Internally developed software products amortization				9				21
Share-based compensation expense				29				61
Other expenses, net (4)				4				12
Interest expense, net				24				49
Income before income taxes				$258				$496

	Three Months Ended September 30, 2016				Six Months Ended September 30, 2016
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$550	$393	$75	$1,018	$1,101	$764	$152	$2,017
Expenses (3)	211	324	73	608	419	648	148	1,215
Segment profit	$339	$69	$2	$410	$682	$116	$4	$802
Segment operating margin	62%	18%	3%	40%	62%	15%	3%	40%

Segment profit				$410				$802
Less:
Purchased software amortization				38				81
Other intangibles amortization				4				9
Internally developed software products amortization				21				44
Share-based compensation expense				25				54
Other expenses, net (4)				2				2
Interest expense, net				14				29
Income before income taxes				$306				$583

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments are comprised of its software business organized by the nature of the Company’s software offerings and the platforms on which the products operate. The Services segment is comprised of product implementation, consulting, customer education and customer training services, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue assigned to the Mainframe Solutions and Enterprise Solutions segments is based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the products); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses, net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended September 30,				Six Months Ended September 30,
	2017	2016	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)	2017	2016	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$720	$729	(1)%	(2)%	$1,423	$2,082	(32)%	(32)%

Revenue:
North America	$692	$690	0%	0%	$1,382	$1,359	2%	2%
International	342	328	4%	2%	677	658	3%	3%
Total revenue	$1,034	$1,018	2%	1%	$2,059	$2,017	2%	2%

Revenue:
Subscription and maintenance	$826	$824	0%	0%	$1,643	$1,650	0%	0%
Professional services	75	75	0%	0%	150	152	(1)%	(1)%
Software fees and other	133	119	12%	10%	266	215	24%	23%
Total revenue	$1,034	$1,018	2%	1%	$2,059	$2,017	2%	2%

Segment Revenue:
Mainframe solutions	$539	$550	(2)%	(3)%	$1,075	$1,101	(2)%	(2)%
Enterprise solutions	420	393	7%	6%	834	764	9%	9%
Services	75	75	0%	0%	150	152	(1)%	(1)%

Total expenses before interest and income taxes:
Total GAAP	$752	$698	8%	6%	$1,514	$1,405	8%	6%
Total non-GAAP (2)	642	608	6%	4%	1,284	1,215	6%	5%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2017, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP net income	$184	$212	$362	$410
GAAP income tax expense	74	94	134	173
Interest expense, net	24	14	49	29
GAAP income before interest and income taxes	$282	$320	$545	$612
GAAP operating margin (% of revenue) (1)	27%	31%	26%	30%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$2	$1	$4	$3
Cost of professional services (2)	-	1	1	2
Amortization of capitalized software costs (3)	67	59	137	125
Selling and marketing (2)	10	9	20	19
General and administrative (2)	11	8	23	19
Product development and enhancements (2)	6	6	13	11
Depreciation and amortization of other intangible assets (4)	10	4	20	9
Other expenses, net (5)	4	2	12	2
Total Non-GAAP adjustment to operating expenses	$110	$90	$230	$190
Non-GAAP income before interest and income taxes	$392	$410	$775	$802
Non-GAAP operating margin (% of revenue) (6)	38%	40%	38%	40%

Interest expense, net	24	14	49	29
GAAP income tax expense	74	94	134	173
Non-GAAP adjustment to income tax expense (7)	31	19	73	48
Non-GAAP income tax expense	$105	$113	$207	$221
Non-GAAP net income	$263	$283	$519	$552

(1)	GAAP operating margin is calculated by dividing GAAP income before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending September 30, 2017 and 2016, non-GAAP adjustment consists of $58 million and $38 million of purchased software amortization and $9 million and $21 million of internally developed software products amortization, respectively. For the six month periods ending September 30, 2017 and 2016, non-GAAP adjustment consists of $116 million and $81 million of purchased software amortization and $21 million and $44 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Operating Expenses	2017	2016	2017	2016

Total expenses before interest and income taxes	$752	$698	$1,514	$1,405

Non-GAAP operating adjustments:
Purchased software amortization	58	38	116	81
Other intangibles amortization	10	4	20	9
Internally developed software products amortization	9	21	21	44
Share-based compensation	29	25	61	54
Other expenses, net (1)	4	2	12	2
Total non-GAAP operating adjustment	$110	$90	$230	$190

Total non-GAAP operating expenses	$642	$608	$1,284	$1,215

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Diluted EPS	2017	2016	2017	2016

GAAP diluted EPS	$0.44	$0.50	$0.86	$0.98

Non-GAAP adjustments:
Purchased software amortization	0.14	0.09	0.28	0.19
Other intangibles amortization	0.02	0.01	0.05	0.02
Internally developed software products amortization	0.02	0.05	0.05	0.10
Share-based compensation	0.07	0.06	0.14	0.13
Other expenses, net (1)	0.01	-	0.03	-
Tax effect of non-GAAP adjustments	(0.08)	(0.06)	(0.15)	(0.13)
Non-GAAP effective tax rate adjustments (2)	-	0.02	(0.03)	0.02
Total non-GAAP adjustment	$0.18	$0.17	$0.37	$0.33

Non-GAAP diluted EPS	$0.62	$0.67	$1.23	$1.31

(1)	Other expenses, net consists of costs associated with certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Six Months Ended
	September 30, 2017		September 30, 2017
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before interest and income taxes (1)	$282	$392	$545	$775
Interest expense, net	24	24	49	49
Income before income taxes	$258	$368	$496	$726

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$90	$129	$174	$254
Adjustments for discrete and permanent items (2)	(16)	(24)	(40)	(47)
Total tax expense	$74	$105	$134	$207

Effective tax rate (3)	28.7%	28.5%	27.0%	28.5%

	Three Months Ended		Six Months Ended
	September 30, 2016		September 30, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before interest and income taxes (1)	$320	$410	$612	$802
Interest expense, net	14	14	29	29
Income before income taxes	$306	$396	$583	$773

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$107	$139	$204	$271
Adjustments for discrete and permanent items (2)	(13)	(26)	(31)	(50)
Total tax expense	$94	$113	$173	$221

Effective tax rate (3)	30.7%	28.5%	29.7%	28.6%

(1)	Refer to Table 6 for a reconciliation of income before interest and income taxes on a GAAP basis to income before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS	March 31, 2018

Projected GAAP diluted EPS range	$1.70	to	$1.76

Non-GAAP adjustments:
Purchased software amortization	0.55		0.55
Other intangibles amortization	0.10		0.10
Internally developed software products amortization	0.09		0.09
Share-based compensation	0.27		0.27
Tax effect of non-GAAP adjustments	(0.29)		(0.29)
Total non-GAAP adjustment	$0.72		$0.72

Projected non-GAAP diluted EPS range	$2.42	to	$2.48

	Fiscal Year Ending
Projected Operating Margin	March 31, 2018

Projected GAAP operating margin range	26%	to	27%

Non-GAAP operating adjustments:
Purchased software amortization	5%		5%
Other intangibles amortization	1%		1%
Internally developed software products amortization	1%		1%
Share-based compensation	3%		3%
Total non-GAAP operating adjustment	10%		10%

Projected non-GAAP operating margin	36%	to	37%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

CONTACT:
CA Technologies
Darlan Monterisi, 646-826-6071
Corporate Communications
darlan.monterisi@ca.com
or
Jennifer DiClerico, 212-415-6997
Corporate Communications
jennifer.diclerico@ca.com
or
Traci Tsuchiguchi, 650-534-9814
Investor Relations
traci.tsuchiguchi@ca.com
or
Stefan Putyera, 631-342-4710
Investor Relations
stefan.putyera@ca.com